Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AND SUPPORT AGREEMENT

This Settlement and Support Agreement (this “Agreement”), dated June 6, 2018, is entered into by and among the persons and entities listed on Schedule A hereto (collectively, the “Icahn Group,” and each such person and entity individually, a “member” of the Icahn Group), AmTrust Financial Services, Inc. (the “Company”) and Evergreen Parent, L.P. (“Parent”).

WHEREAS, Parent, Evergreen Merger Sub, Inc. (“Merger Sub”) and the Company are parties to that certain Agreement and Plan of Merger, dated as of March 1, 2018 (the “Original Agreement”), pursuant to which, among other things and upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”) and, at the effective time of the Merger, each share of Common Stock (other than Excluded Shares and Dissenting Shares) (as each such term is defined in the Original Agreement) will be converted into the right to receive $13.50 per share in cash, without interest (the “Original Merger Consideration”);

WHEREAS, each member of the Icahn Group is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Common Stock as is indicated on Schedule B hereto;

WHEREAS, Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership (collectively, the “Icahn Plaintiffs”) are plaintiffs in that litigation commenced in the Delaware Court of Chancery and styled Icahn Partners LP, et al. v. Barry D. Zyskind, et al., C.A. No. 2018-0358-AGB (the “Icahn Litigation”), wherein the Icahn Plaintiffs assert claims against each of Barry D. Zyskind, George Karfunkel, Leah Karfunkel (collectively, the “KZ Defendants”) and the Company relating to the Original Agreement and the Merger;

WHEREAS, Parent, Merger Sub and the Company propose to amend the Original Agreement (as so amended, the “Amendment”) to provide, among other things, to increase the Original Merger Consideration to $14.75 per share in cash, without interest (the “Amended Merger Consideration”), such Amendment to be substantially in the form of Exhibit B hereto;

WHEREAS, subject to and conditioned upon the execution and delivery of the Amendment, the parties wish to settle and discharge all claims against the KZ Defendants and the Company in the Icahn Litigation without the admission of any liability or wrongdoing of any kind whatsoever by the parties thereto or any other director or officer of the Company associated with any of the facts or claims alleged in the Icahn Litigation;

WHEREAS, as a material inducement to the willingness of Parent and Merger Sub to enter into the Amendment, Parent has required that each member of the Icahn Group enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Agreement Effective Time” means such time as the Amendment is executed and delivered by the parties thereto.

“Affiliate” and “Associate” have the meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

“Beneficial Ownership” of Common Stock means ownership of: (a) Common Stock which such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 under the Exchange Act; (b) securities which such Person or any of such Person’s Affiliates or Associates has: (i) rights, obligations or options to own or acquire (whether such right, obligation or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Person), compliance with regulatory requirements or otherwise) or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing) (provided, that a Person shall not be deemed to have “Beneficial Ownership” of Common Stock under this clause (ii) if (1) the right to vote such Common Stock arises solely from a Proxy Card and (2) such Common Stock is not then reportable by such Person on Schedule 13D under the Exchange Act); (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) and with respect to which such first Person or any of such first Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (other than solely pursuant to a Proxy Card) or disposing of such securities; or (d) any other economic exposure to Common Stock, including through any derivative transaction that gives any such Person or any of such Person’s Affiliates or Associates the economic equivalent of ownership of an amount of Common Stock due to the fact that the value of the derivative is determined by reference to the price or value of Common Stock, or which provides such Person or any of such Person’s Affiliates or Associates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Stock, in any case without regard to whether (i) such derivative conveys any voting rights in Common Stock to such Person or any of such Person’s Affiliates or Associates, (ii) the derivative is required to be, or capable of being, settled through delivery of Common Stock, or (iii) such Person or any of such Person’s Affiliates or Associates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Common Stock.

“Expiration Time” means the earlier of (a) such time as the Merger Agreement shall have been validly terminated in accordance with its terms or (b) immediately following the Effective Time.

“Merger Agreement” means the Original Agreement, as it may be amended, supplemented or otherwise modified from time to time, including by the Amendment.

“Proxy Card” means a revocable proxy or consent given in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act.

“Record Date Shares” means all Shares owned, beneficially or of record (including by having any agreement, arrangement or understanding (whether or not in writing, but other than solely a Proxy Card) for the purpose of voting such Shares), by any member of the Icahn Group as of any record date established from time to time for determining the stockholders of the Company entitled to vote at the Company Stockholders’ Meeting or at any other meeting of the holders of Common Stock called to consider the adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the adoption of the Merger Agreement and Merger.

“Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by any member of the Icahn Group as of the date hereof and (ii) all additional shares of capital stock of the Company acquired by any member of the Icahn Group or any Affiliate thereof, beneficially or of record (including by having any agreement, arrangement or understanding (whether or not in writing, but other than solely a Proxy Card) for the purpose of voting such Shares), during the period commencing on the date hereof and expiring at the Expiration Time; provided, however, for avoidance of doubt, no shares of Common Stock shall be “Shares” solely due to a member of the Icahn Group’s right to vote such shares pursuant to a Proxy Card if such shares also are not then reportable by any member of the Icahn Group on Schedule 13D under the Exchange Act.

“Trident Parties” means Trident Pine Acquisition, LP, Trident VII Professionals Fund, L.P., Trident VII, L.P., Trident VII DE Parallel Fund, L.P., Trident VII Parallel Fund, L.P., Stone Point Capital LLC and each of their general partners, limited partners, members, subsidiaries, affiliates, officers, employees, agents and other representatives.

Section 2. Release; Covenant Not to Sue. From and after the Agreement Effective Time:

(a) Each member of the Icahn Group, on behalf of itself and for all of its affiliated, associated, related, parent and subsidiary entities, successors, assigns, and the respective heirs, executors, administrators, successors and assigns of any such person or entity (“Related Parties”), irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges each of (i) the Company, (ii) Parent, (iii) the KZ Defendants, (iv) each existing (as of the date of this Agreement) director, officer, employee, agent or other representative of the Company (the “Existing Company Parties”), (v) the Trident Parties and (vi) the Related Parties of each of the foregoing (the persons and entities referred to in the foregoing clauses (i)-(vi), collectively, the “Company Released Parties”), from and against any and all causes of action, claims, actions, rights, judgments, obligations, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise, including attorney’s fees, accountants’ fees and court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity (including as a member of a class), in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the Agreement Effective Time (“Claims”), whether now known or unknown, suspected or unsuspected, that any member of the Icahn Group or any of its Related Parties now has, or at any time previously had, or shall or may have in the future, as a record or beneficial owner of Common Stock or arising by virtue of or in any manner related to any actions with respect to (A) the Merger (the “Icahn Merger Release”) or (B) the Company or its affairs (other than in the ordinary course of the Company’s business operations) on or before the Agreement Effective Time, including in the Icahn Litigation; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(b) Each of the Company and Parent, on behalf of itself and for all of its Related Parties, irrevocably, absolutely and unconditionally releases, settles, acquits and forever discharges (i) each member of the Icahn Group, (ii) each existing (as of the date of this Agreement) director, officer, employee, agent or other representative of any member of the Icahn Group (the “Existing Icahn Parties”) and (iii) the Related Parties of each of the foregoing (the persons and entities referred to in the foregoing clauses (i)-(iii), collectively, the “Icahn Released Parties”) from and against any and all Claims, whether now known or unknown, suspected or unsuspected, that the Company or Parent, as applicable, or any of its Related Parties now has, or at any time previously had, arising by virtue of or in any manner related to any actions or inactions with respect to (A) the Merger (the “Company Merger Release”) or (B) the Company or its affairs (other than in the ordinary course of the Company’s business operations) on or before the Agreement Effective Time, including in the Icahn Litigation; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(c) IT IS THE INTENTION OF EACH MEMBER OF THE ICAHN GROUP, THE COMPANY AND PARENT IN EXECUTING THIS AGREEMENT, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASES CONTAINED IN THIS Section 2 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL MATTERS RELEASED PURSUANT TO THIS Section 2 (THE “RELEASED MATTERS”) AND THE FINAL RESOLUTION BY EACH MEMBER OF THE ICAHN GROUP, THE COMPANY AND PARENT OF THE RELEASED MATTERS. EACH MEMBER OF THE ICAHN GROUP HEREBY REPRESENTS TO EACH COMPANY RELEASED PARTY THAT NONE OF THE MEMBERS OF THE ICAHN GROUP HAS VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN THE MEMBERS OF THE ICAHN GROUP HAS ANY INTEREST IN ANY RELEASED MATTERS BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY ANY MEMBER OF THE ICAHN GROUP. EACH OF THE COMPANY AND PARENT HEREBY REPRESENTS TO EACH ICAHN RELEASED PARTY THAT IT HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN THE COMPANY OR PARENT, AS

APPLICABLE, HAS ANY INTEREST IN RELEASED MATTERS BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY THE COMPANY OR PARENT, AS APPLICABLE. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS Section 2 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS Section 2 WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

(d) Within one (1) business day after the Agreement Effective Time, the Icahn Plaintiffs shall take or cause to be taken all necessary action on their part, including the filing of all necessary motions, stipulations or other documents with the Delaware Court of Chancery, to voluntarily dismiss with prejudice the Icahn Litigation and all causes of actions asserted against any of the KZ Defendants or the Company therein. As promptly as practicable following the Agreement Effective Time, the Icahn Plaintiffs shall use their commercially reasonable efforts to cause such Court to effect the dismissal with prejudice of the Icahn Litigation as against the KZ Defendants and the Company, including the preparation and execution of such other and further documentation necessary, by order of such Court or otherwise, to obtain the full and final dismissal of the Icahn Litigation with prejudice as against the KZ Defendants and the Company. In the event one or more KZ Defendants or the Company seeks dismissal with prejudice of the Icahn Litigation as against the KZ Defendants and the Company, (i) the Icahn Plaintiffs will not oppose any such request for dismissal, (ii) the Icahn Plaintiffs will cooperate with such KZ Defendant or the Company in making a motion for dismissal of that action and (iii) if requested to do so, the Icahn Plaintiffs will support a motion for dismissal of that action.

(e) Each member of the Icahn Group (on its own behalf and on behalf of its Related Parties) covenants and agrees that each such Person shall not (i) institute or participate in any action, suit or proceeding against any of the Company Released Parties related in any way to the Released Matters or (ii) otherwise seek to recover, or permit another to seek to recover on its behalf, from any of the Company Released Parties any remedies of any kind (including any equitable relief, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise, including attorney’s fees, accountants’ fees and court costs, of whatever nature)) related in any way to the Released Matters, and fully, finally, irrevocably, absolutely and unconditionally waives any right to recover any such remedies; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(f) Each of the Company and Parent (on its own behalf and on behalf of its Related Parties) covenants and agrees that each such Person shall not (i) institute or participate in any action, suit or proceeding against any of the Icahn Released Parties related in any way to the Released Matters or (ii) otherwise seek to recover, or permit another to seek to recover on its behalf, from any of the Icahn Released Parties any remedies of any kind (including any equitable relief, damages, fines, penalties, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, liabilities, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise, including attorney’s fees, accountants’ fees and court costs, of whatever nature)) related in any way to the Released Matters, and fully, finally, irrevocably, absolutely and unconditionally waives any right to recover any such remedies; provided, that nothing in this Agreement shall waive, release, bar, discharge, enjoin, or otherwise affect any Claims to enforce the terms of this Agreement.

(g) The parties acknowledge that the Agreement releases claims that are unknown and unsuspected at the time of the Agreement and that the release of such claims was a specifically negotiated and material term of the Agreement. The parties further agree to waive the protections of Cal. Civ. Code 1542 or any similar provisions of law.

(h) Each member of the Icahn Group (on its own behalf and on behalf of its Related Parties) acknowledges and agrees that (i) each of the Company Released Parties is an express third party beneficiary of this Section 2, and, in each case, such third party beneficiary shall be entitled to enforce the releases, covenants and other agreements contained herein against such member of the Icahn Group and its Related Parties as if such third party beneficiary were a party to this Agreement and (ii) the KZ Defendants will be relying to their detriment on the effectiveness and enforceability of such releases, covenants and other agreements in causing Parent to enter into the Amendment providing for the Amended Merger Consideration.

(i) Each of the Company and Parent (on its own behalf and on behalf of its Related Parties) acknowledges and agrees that (i) each of the Icahn Released Parties is an express third party beneficiary of this Section 2, and, in each case, such third party beneficiary shall be entitled to enforce the releases, covenants and other agreements contained herein against Company, Parent and their Related Parties as if such third party beneficiary were a party to this Agreement and (ii) each member of the Icahn Group will be relying to its detriment on the effectiveness and enforceability of such releases, covenants and other agreements in entering into this Agreement.

Section 3. Agreement to Vote; Termination of Solicitation.

(a) During the period commencing on the Agreement Effective Time and expiring at the earlier of the Expiration Time or the termination of this Agreement in accordance with Section 19, at the Company Stockholders’ Meeting or at any other meeting of the holders of Common Stock called to consider the adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the adoption of the Merger Agreement and Merger, each member of the Icahn Group (i) shall appear at such meeting or otherwise cause the Record Date Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote or cause to be voted the Record Date Shares at such meeting in favor of adopting the Merger Agreement and the transactions contemplated thereby, including the Merger.

(b) From and after the Agreement Effective Time, each member of the Icahn Group hereby covenants and agrees to use its commercially reasonable efforts to cause the holders of record of, or other Persons with the power to vote or cause to be voted, all Shares that are not Record Date Shares to take, and to refrain from taking, as applicable, all actions that such member of the Icahn Group is required to take, and to refrain from taking, as applicable, in respect of the Record Date Shares pursuant to Section 3(a); provided, that the Company and Parent hereby acknowledge that as of the date hereof the Icahn Group Beneficially Owns 11,487,685 shares of Common Stock underlying forward contracts (the “Forwards”) and the Forwards do not give any member of the Icahn Group any direct or indirect voting, investment or dispositive control over the shares to which such Forwards relate.

(c) From and after the Agreement Effective Time, each member of the Icahn Group hereby covenants and agrees that it shall (i) immediately cease any and all solicitation efforts against the proposal to adopt the Merger Agreement and against the proposal to adjourn the Company Stockholders’ Meeting from time to time, in each case in connection with the Company Stockholders’ Meeting or at any other meeting of the holders of Common Stock called to consider the adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof and (ii) except with respect to the Shares as provided in Section 3(a)-(b), not vote, deliver or otherwise use any proxies that may have been received by any member of the Icahn Group or its representatives with respect to the Company Stockholders’ Meeting or at any other meeting of the holders of Common Stock called to consider the adoption of the Merger Agreement and the Merger, and at every adjournment or postponement thereof.

(d) Each member of the Icahn Group hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action, that would materially restrict or interfere with its obligations pursuant to this Agreement.

Section 4. Transfer Restrictions. Until the earlier to occur of (A) August 31, 2018 and (B) the date on which the Required Stockholder Vote referenced in Section 3.04(a)(ii) of the Merger Agreement is obtained, each member of the Icahn Group shall not, directly or indirectly, offer, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of, the Shares (or any other equity interests, options, warrants, calls, subscriptions or other rights in any such Shares) to any Person of any shares of Common Stock over which the Icahn Group has Beneficial Ownership; provided, that nothing in this Section 4 shall prohibit or otherwise limit (i) Transfers from any member of the Icahn Group to any other member of the Icahn Group, (ii) the Icahn Group exercising the Forwards, (iii) holding the Shares in margin accounts and incurring debt against such accounts, or (iv) hypothecation of the Shares in the ordinary course.

Section 5. Waiver of Appraisal Rights. Each member of the Icahn Group hereby irrevocably waives, and shall cause to be irrevocably waived by any other Affiliate of any member of the Icahn Group, and shall withdraw or cause to be withdrawn all previously delivered demands in respect of, any rights of appraisal or rights to dissent from the Merger that it or such Affiliate may have under Delaware Law with respect to any Shares.

Section 6. Public Announcement. The Company and the Icahn Group shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable on or after the date hereof. Neither the Company nor the Icahn Group shall make any public announcement or statement that contradicts or disagrees with the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

Section 7. Representations and Warranties of All Parties. Each of the parties hereto represents and warrants to the other parties that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which it is a party or by which it may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

Section 8. Representations and Warranties of the Icahn Group. Each member of the Icahn Group jointly represents and warrants that, as of the date of this Agreement: (a) the Icahn Group collectively Beneficially Owns an aggregate of 18,418,732 shares of Common Stock as set forth on Schedule B hereto; (b) Schedule B hereto sets forth a list of all voting rights in shares of Common Stock that the Icahn Group holds in respect of shares that may be voted as of a record date of April 4, 2018 and (c) except as set forth on Schedule B or solely pursuant to a Proxy Card, no member of the Icahn Group, individually or in the aggregate with any of its Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Common Stock, including through any derivative transaction.

Section 9. Representations and Warranties of the Company. The Company represents and warrants to each member of the Icahn Group that, as of the Agreement Effective Time: (a) it will have all requisite corporate power and authority, and will have taken all corporate action necessary in order to execute and deliver, and perform its obligations under, the Amendment and to consummate the transactions contemplated thereby, subject only to the adoption of the Merger Agreement by the Requisite Stockholder Vote; and (b) the Amendment will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Amendment by Parent and Merger Sub, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 10. Representations and Warranties of Parent. Parent represents and warrants to each member of the Icahn Group that, as of the Agreement Effective Time: (a) each of Parent and Merger Sub will have all requisite corporate or other power and authority, and will have taken all corporate action necessary in order to execute and deliver, and perform its obligations under, the Amendment and to consummate the transactions contemplated thereby, subject only to the adoption of the Amendment by the affirmative vote of Parent, in its capacity as sole stockholder of Merger Sub, immediately following the execution of the Amendment by the parties thereto; and (b) the Amendment will have been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of the Amendment by the Company, will constitute the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 11. Specific Performance; Jurisdiction; Governing Law. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies any of the other parties shall be entitled to at law or in equity, each other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties hereto irrevocably waives the right to trial by jury, (d) agrees to waive any bonding or similar security requirement under any applicable law or otherwise, including in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process given in accordance with Section 14 or any other manner permitted by applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

Section 12. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 13. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 14. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth (5th) Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof:

If to any member of the Icahn Group:

Icahn Capital LP

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention:	Keith Cozza
Email:	Kcozza@ielp.com

with a copy (which shall not constitute notice) to:

Icahn Capital LP

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention:	Andrew Langham
Email:	alangham@sfire.com

If to the Company:

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Attention:	Stephen Ungar
Email:	Stephen.Ungar@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Steven A. Seidman

Laura L. Delanoy

Email:	sseidman@willkie.com

ldelanoy@willkie.com

If to Parent:

Evergreen Parent, L.P.

c/o AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Attention:	Barry Zyskind
Email:	barry.zyskind@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Trident Pine Acquisition LP

c/o Stone Point GP Ltd.

20 Horseneck Lane

Greenwich, CT 06830

Attention:	David Wermuth
Email:	dwermuth@stonepoint.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Todd E. Freed

Jon A. Hlafter

Email:	todd.freed@skadden.com

jon.hlafter@skadden.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:	Ross A. Fieldston

Adam M. Givertz

Email:	rfieldston@paulweiss.com

agivertz@paulweiss.com

Section 15. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Upon such determination that any term hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 16. Counterparts. This Agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

Section 17. Successors and Assigns. This Agreement shall not be assignable by any of the parties hereto. Any purported assignment of this Agreement shall be null and void. This Agreement, however, shall be binding on successors of the parties hereto.

Section 18. No Third Party Beneficiaries. Subject to Section 2(h) and (i), this Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 19. Termination. This Agreement and all its provisions shall terminate automatically, shall be of no further force or effect, and shall be null and void, in its entirety, upon the earlier to occur of (i) the Agreement Effective Time failing to occur on or before 6:00 p.m., New York City time, on June 11, 2018 or such later date and time as Icahn Capital LP, the Company and Parent may agree in writing, (ii) any amendment, supplement, or other modification to the Merger Agreement that either (A) reduces or has the effect of reducing the Merger Consideration to an amount less than the Amended Merger Consideration or (B) extends the Outside Date to a date after June 1, 2019, and (iii) the valid termination of the Merger Agreement pursuant to and in accordance with its terms; provided, however, that in the event of a termination of this Agreement pursuant to Section 19(iii), the Icahn Merger Release and the Company Merger Release, as set forth in Section 2(a)(A) and Section 2(b)(A), shall remain in full force and effect.

Section 20. Responsible Parties. Each of Parent and each member of the Icahn Group shall cause its controlled Affiliates, and shall use its commercially reasonable efforts to cause its agents and other Persons acting on its behalf, to comply with the terms of this Agreement. The Company shall cause its directors, officers and controlled Affiliates, and shall use its commercially reasonable efforts to cause its agents and other Persons acting on its behalf, to comply with the terms of this Agreement. Parent, each member of the Icahn Group and the Company, respectively, shall be responsible for any breach of the terms of this Agreement by such Persons, as applicable.

Section 21. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties hereto and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

EVERGREEN PARENT, L.P.

By its General Partner: Evergreen Parent, GP, LLC

By:	/s/ Barry Zyskind
	Name:	Barry D. Zyskind
	Title:	Manager

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Stephen Ungar
	Name:	Stephen Ungar
	Title:	Senior Vice President,
General Counsel & Secretary

[Settlement and Support Agreement]

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
	By:	Hopper Investments LLC, general partner
	By:	Barberry Corp.

By:	/s/ Keith Cozza
	Name:	Keith Cozza
Title:

ICAHN CAPITAL LP
By:	IPH GP LLC, its general partner
By:	Icahn Enterprises Holdings L.P., its sole member
By:	Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By:	Icahn Enterprises Holdings L.P., its sole member
By:	Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By:	Icahn Enterprises G.P. Inc., its general partner

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Keith Cozza
	Name:	Keith Cozza
Title:

/s/ Carl Icahn
CARL C. ICAHN

[Settlement and Support Agreement]

Schedule A

High River Limited Partnership

Hopper Investments LLC

Barberry Corp.

Icahn Partners Master Fund LP

Icahn Offshore LP

Icahn Partners LP

Icahn Onshore LP

Icahn Capital LP

IPH GP

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.

Beckton Corp.

Carl C. Icahn

Schedule B

Icahn Group Beneficial Ownership*

	Common Stock	Forward Contracts	Record Date Shares
High River	1,386,209	2,297,537	0
Icahn Partners LP	3,288,266	5,450,156	0
Icahn Partners Master Fund LP	2,256,572	3,739,992	0

Grand Total	6,931,047	11,487,685	0

*	Excludes any shares of Common Stock of which any member of the Icahn Group otherwise might have been deemed to have Beneficial Ownership solely due to a right to vote that arises solely from a Proxy Card and that is not then reportable by any member of the Icahn Group on Schedule 13D under the Exchange Act.

Exhibit A

Press Release

(See Attached)

Exhibit B

Form of Amendment

(See Attached)